UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 13, 2012

LANDEC CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

0-27446                                                        94-3025618
(Commission file number)                      (IRS Employer Identification No.)

3603 Haven Avenue, Menlo Park, California 94025
(Address of principal executive offices and zip code)

(650) 306-1650
(Registrant's telephone number,
including area code)

Not Applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)  On November 13, 2012, the authorized number of directors on the Board of Directors (the “Board”) of Landec Corporation (the “Company”) was increased from eight (8) to ten (10).

(i)  On November 13, 2012, the Board elected Dr. Catherine Sohn to serve as a member of the Board as a Class 1 Director, and as a member of the Nominating and Corporate Governance Committee.  Dr. Sohn has not had any direct or indirect material interest in any transaction since the beginning of the Company’s last fiscal year, or in any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000.

In connection with her election, the Company granted Dr. Sohn an option to purchase 10,000 shares of the Company’s Common Stock, vesting in equal monthly installments over three years, as well as 3,333 Restricted Stock Units, which vest fully on the third anniversary of the grant.

(ii)  On November 13, 2012, the Board elected Tonia Pankopf to serve as a member of the Board as a Class 2 Director, and as a member of the Audit Committee.  Ms. Pankopf has not had any direct or indirect material interest in any transaction since the beginning of the Company’s last fiscal year, or in any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000.

In connection with her election, the Company granted Ms. Pankopf an option to purchase 10,000 shares of the Company’s Common Stock, vesting in equal monthly installments over three years, as well as 3,333 Restricted Stock Units, which vest fully on the third anniversary of the grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LANDEC CORPORATION

Date: November 14, 2012	By:	/s/ Gregory S. Skinner
Gregory S. Skinner
Vice President of Finance and Administration and Chief Financial Officer